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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                     THE SECURITIES ACT OF 1933, AS AMENDED

                                ----------------

                         ITEC ENVIRONMENTAL GROUP, INC.
             (Exact name of registrant as specified in its charter)


                Delaware                                    31-1705310
   (State or other jurisdiction of                  (I.R.S. Employer ID. No.)
    incorporation or organization)

                 693 Hi Tech Parkway, Suite 3, Oakdale, CA 95361
                    (Address of Principal Executive Offices)

                                ----------------

   ENGAGEMENT AGREEMENT BETWEEN BY AND BETWEEN ITEC ENVIRONMENTAL GROUP, INC.
                          AND THE OTTO LAW GROUP, PLLC
                              (Full Title of Plan)

                                  David M. Otto
                            The Otto Law Group, PLLC
                          900 Fourth Avenue, Suite 3140
                                Seattle, WA 98164
                                 (206) 262-9545
      (Name, Address and Telephone Number of Agent for Service of Process)

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

If any of the Securities being registered on this Form S-8 are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ___

                                              CALCULATION OF REGISTRATION FEE
------------------------ ---------------------- -------------------------- -------------------------- -----------
                                                Proposed Maximum           Proposed Maximum
Title of Securities to   Amount to be           Offering Price Per         Aggregate Offering         Amount
be Registered            Registered(1)          Share(2)                   Price(2)                   of Fee(2)
------------------------ ---------------------- -------------------------- -------------------------- -----------
Common Stock,            50,000,000             $.0055                      $275,000                  $34.94
$0.001 par value
------------------------ ---------------------- -------------------------- -------------------------- -----------

(1) The engagement agreement (the "Engagement Agreement") between The Otto Law Group, PLLC ("OLG") and Itec Environmental Group, Inc., a Delaware corporation (the "Company" or the "Registrant"), provides for legal services to be rendered by OLG to the Company on a periodic basis. The Company has chosen to compensate OLG for legal services rendered, in part, by issuing 50,000,000 shares of the Company's common stock to David Otto pursuant to this Form S-8 registration statement. The general nature and purpose of the Engagement Agreement is to provide for legal services for the Company and, at the same time, compensate OLG for said legal services. The Engagement Agreement does not provide for a specific term, but remains in effect until terminated by either party. The Engagement Agreement qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

         (2) Estimated solely for the purposes of determining the registration fee pursuant to Rule 457. On August 24, 2004, the fair market value of the
Company's common stock, determined from its closing price on the Over-the-Counter Bulletin Board was $.0055 per share. On this basis, the maximum aggregate offering price for the shares being registered hereunder is $275,000, and this is the basis for computing the filing fee in accordance with Rule 457(h) and at a rate of the aggregate offering price multiplied by .0001267.


                                     PART II

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents, which have been filed with the Securities and Exchange Commission (the "Commission") by the Registrant are incorporated by reference in this registration statement:

(a) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, and the Company's registration statement on Form S 18, File No. 33-31067;

(b) the Company's Quarterly Reports on Form 10-QSB for the quarters ended June 30, 2004 and March 31, 2004, and report on Form 8-K filed August 16, 2004.

(c) The holders of common stock are entitled to one (1) vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, that may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of holders of preferred stock, if any. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

The Otto Law Group, PLLC, who has prepared this Registration Statement and the opinion regarding the authorization, issuance and fully-paid and non-assessable status of the securities covered by this Registration Statement, has represented the Registrant in the past on certain legal matters. Subsequent to the issuance of the securities issued pursuant to this registration statement, Mr. David M. Otto, the principal of The Otto Law Group, PLLC, will be the beneficial owner of approximately 50,000,000 shares of common stock of the Company.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company, as a Delaware corporation, is empowered by Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made or threatened to be made a party by reason of his being or having been a director, officer, employee or agent of the Company or his serving at the request of the Company as a director, officer, employee or agent of another company or other entity. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The bylaws of the Company provide for indemnification by the Company of its directors and officers to the full extent authorized by the DGCL. Pursuant to Section 145 of the DGCL, the Company has purchased insurance on behalf of its present and former directors and officers against liabilities asserted against or incurred by them in such capacity or arising out of their status as such.

Pursuant to specific authority granted by Section 102 of the DGCL, the Company's Certificate of Incorporation permits indemnification of directors and officers to the fullest extent permitted by law.

ITEM 8.  EXHIBITS

The Exhibits required to be filed as part of this Registration Statement are listed in the attached Index to Exhibits.

ITEM 9.  UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any  prospectus  required by Section  10(a)(3) of the  Securities
Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Items 4 and 7 are inapplicable and have been omitted.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oakdale, CA, on this 25th day of August, 2004.


                                              ITEC ENVIRONMENTAL GROUP, INC.
                                              (Name of Registrant)



Date: August 26, 2004                         By:
                                                  --------------------------
                                              Name: Gary De Laurentiis
                                              Its: C.E.O.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

------------------------------- ------------------------------------- ----------
NAME                            TITLE                                 DATE
------------------------------- ------------------------------------- ----------


---------------------------     Chief Executive Officer, Principal    8.26.04
Gary De Laurentiis              Financial Officer and Director
------------------------------- ------------------------------------- ----------


---------------------------     Director                              8. 26.04
Andrea Videtta
------------------------------- ------------------------------------- ----------


---------------------------     Director                              8. 26.04
Geroge Kanakis
------------------------------- ------------------------------------- ----------


---------------------------     Director                              8. 26.04
Jeff Chartier
------------------------------- ------------------------------------- ----------


                                INDEX TO EXHIBITS

  Number                         Description                                 Location
  ------                         -----------                                 --------

    4.1     Engagement Agreement by and between Itec Environmental Group,    Attached
            Inc., and The Otto Law Group, PLLC

    4.2     Amendment No. 1 to Engagement  Agreement by and between Itec     Attached
            Environmental Group, Inc., and The Otto Law Group, PLLC

     5      Opinion of The Otto Law Group PLLC                               Attached

   23.1     Consent of The Otto Law Group, PLLC (contained in exhibit 5)     Attached

   23.2     Consent of PMB & Company, LLP                                    Attached



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